UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2015

UR-ENERGY INC.

(Exact name of registrant as specified in its charter)

Canada	001- 33905	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10758 W Centennial Road, Suite 200

Littleton, Colorado 80127

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (720) 981-4588

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 6, 2015, Ur-Energy Inc. (the “Company”) announced the results of a recently completed updated uranium resource estimate of the Company’s Lost Creek Property, pursuant to Canadian National Instrument 43-101, Standards of Disclosure for Mineral Projects (“NI 43-101”). The updated resource is based upon operational production information, additional geologic data and extensive modeling and mapping in Mine Unit 1 (“MU1”), the current production area of the Lost Creek Project. As well, additional resources are stated for the first time based upon exploration drilling completed this year.

The Company has been operating the Lost Creek Mine since August 2013. Mineral resources for MU1 have been re-estimated to reflect additional geologic data gathered from continued wellfield drilling and to reconcile higher-than-expected uranium recoveries from production operations. The new resource estimate results from analyses of data from an additional 85 close-spaced wells and core holes, the detailed remapping of mineralized trends within ten sand horizons, and the lowering of grade-thickness (GT) cut-offs from 0.30 to 0.20 within the Company’s GT contouring resource estimation technique. These recalculations and analyses estimate MU1 mineral resources to be 4.736 million pounds of uranium, averaging 0.058% U3O8. This represents an increase of 2.308 million pounds, or 95%, to the MU1 resources reported in the December 30, 2013 National Instrument 43-101 technical report authored by TREC, Inc. and titled “Preliminary Economic Assessment of the Lost Creek Property, Sweetwater County, Wyoming.”

Because of the close-spaced nature of the pattern wells, the drill hole density within the operating mine unit is sufficient to classify all resources in MU1 as Measured Resources as defined in Section 1.2 of NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (CIM Definition Standards, May 2014). There is not yet a re-estimation of existing resources elsewhere on the Property based upon the lowered GT cut-off, although Company geologists will be working on this in coming months. Without additional close-spaced drilling on the other project areas, as well as related detailed mapping and analyses, it is not expected that the lowered GT cut-off, alone, will result in such significant increases to the other existing resources.

The updated resource estimate includes additional resources identified through exploration drilling conducted during Q1 2015 immediately south and adjacent to MU1 within the Lost Creek and LC East Projects. Using a 0.20 GT cut-off, Company geologists estimated a total of just over 120,000 new pounds of Measured and Indicated Mineral Resources and 296,280 new pounds of Inferred Mineral Resources.

Ninety-one exploratory holes, totaling 55,085 feet of drilling, were completed for the purpose of characterizing three previously-identified mineralized sand units. Exploration drilling was conducted along drill hole fences spaced at 400-foot intervals along projected mineralized trends. Thirty-four of the 91 drill holes encountered uranium intercepts with GTs of 0.20 or stronger. Because of the relatively wide-spaced drilling, the application of the CIM Definition Standards resulted in the majority of the new resources being classified as Inferred Resources.

An updated NI 43-101 technical report whose purpose is to update the Lost Creek Property resource estimate within the Preliminary Economic Assessment of the Lost Creek Property, Sweetwater County, Wyoming, will be filed within 45 days of May 6, 2015.

Cautionary Note to U.S. Investors Concerning Estimates of Measured, Indicated and Inferred Mineral Resources

The information set forth in this Item 8.01 uses the terms “Measured Mineral Resources” and “Indicated Mineral Resources” and “Inferred Mineral Resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize these terms. U.S. investors are cautioned not to assume that any part or all of the mineral deposits in this category will ever be converted into Mineral Reserves. Our Measured, Indicated and Inferred Mineral Resources have been estimated in compliance with definitions set out in NI 43-101.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2015

Ur-Energy Inc.

By:	/s/ Penne A. Goplerud
	Name:	Penne A. Goplerud
	Title:	Corporate Secretary and General Counsel